UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 4, 2009
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34192	94-2896096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Compensatory Arrangements of Certain Officers

The Board of Directors (the "Board") of Maxim Integrated Products, Inc. (the "Company") approved a broad-based change in control severance plan (the "Severance Plan") that covers substantially all full-time employees of the Company, including the Company's Chief Executive Officer, Chief Financial Officer and the executive officers who are named in the Summary Compensation Table of the Company's Proxy Statement for its 2009 Annual Meeting of Stockholders (together, the "Named Executive Officers"). In reaching this approval, the Board and its Compensation Committee reviewed peer company data and competitive practices, retained a compensation consultant and deliberated over the course of multiple meetings. More specifically, in deciding to adopt the Severance Plan, the Board noted that all of the Company's closest peers have plans that provide severance benefits in the event of a termination of employment in connection with a change of control transaction. In serving the interest of stockholders, the Severance Plan is designed to help retain the employees of the Company, help maintain a stable work environment and provide certain economic benefits to employees in the event their employment is terminated in the circumstances described below.

The Severance Plan is a "double-trigger" plan, meaning that benefits are payable only under the following specific circumstances:

  an eligible employee's employment with the Company is terminated by the Company without good cause or the employee resigns for good reasons, and such termination or resignation occurs within twenty-four (24) months following a change in control event of the Company or within the period following the public announcement of, but prior to, the closing of a change in control event.

Upon the occurrence of such "double-trigger" event, employees will generally be entitled to receive the following severance benefits:

  For the Named Executive Officers, a one-time cash payment equal to two (2) times the sum of the officer's annual base salary in effect immediately prior to the date of termination and the average performance bonus during the past three (3) years.
  For other senior executives, a one-time cash payment equal to one (1) to two (2) times the sum of the executive's annual base salary in effect immediately prior to the date of termination and the average performance bonus during the past three (3) years.
  For other salaried employees, a one-time cash payment equal to four (4) times the employee's weekly base salary, multiplied by the number of years of employment at the Company, which amount shall not exceed the employee's annual base salary in effect immediately prior to the date of termination.

  For hourly full-time employees, a one-time cash payment equal to two (2) times the employee's weekly pay, based on the employee's rate in effect immediately prior to the date of termination (excluding overtime pay), multiplied by the number of years of employment at the Company, which amount shall not exceed fifty-two (52) weeks of pay, based on the employee's rate in effect immediately prior to the date of termination.
  Continued medical, vision and dental plan coverage at the Company's cost for a period ranging from six (6) months to twenty-four (24) months for senior executives, including the Named Executive Officers, or such longer period as set forth in any existing employment agreement with the Company.
  For the Named Executive Officers and other officers, full accelerated vesting of all stock options and restricted stock units previously granted by the Company that are outstanding and unvested at termination, and all stock options shall remain exercisable for the remainder of the term of such stock options.
  For other salaried, non-officer employees, accelerated vesting of twenty-five percent (25%) to seventy-five percent (75%) of stock options and restricted stock units previously granted by the Company that are outstanding and unvested at termination, and all stock options shall remain exercisable for the remainder of the term of such stock options.

An employee receiving benefits under the Severance Plan is not entitled to receive a gross-up amount to compensate them for any golden parachute excise taxes that may be imposed by the Internal Revenue Code; however, the Board has the authority to reduce the amounts otherwise payable to an individual under the Severance Plan to avoid the application of any golden parachute excise taxes. The Board has the express right to periodically assess the Severance Plan and to modify and/or terminate the Severance Plan at anytime in their sole and absolute discretion.

Payment of the foregoing severance benefits is conditioned upon the employee's execution of a release of claims in favor of the Company and compliance with the employee's confidentiality, proprietary information and assignment of inventions obligations to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAXIM INTEGRATED PRODUCTS, INC.

By: /s/ Bruce Kiddoo Bruce Kiddoo Senior Vice President and Chief Financial Officer

Date: November 9, 2009